SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         Current Report


Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of
1934

 Date of Report (Date of earliest event reported): June 19, 1996


                         VTX ELECTRONICS, CORP.
     (exact name of registrant as specified in its charter)


      Delaware                     1-9263               11-2816128
(state or other jurisdiction       (Commission File Number)
(IRS Employer I.D. No.)
     of incorporation)




                     61 Executive Boulevard, Farmingdale, New York
11735
                      (Address of principal executive offices)



Registrant's telephone number, including area code (516) 293-1610



                              N/A
  (former name or former address, if changed since last report)

ITEM 5.   Other Events.
     The Registrant has completed a private placement of Secured Subordinated Debentures (the "Debentures") in the principal amount of $1,290,000 and signed an additional mortgage note on its corporate headquarters located at 61 Executive Boulevard, Farmingdale, New York in return for $250,000 of additional proceeds. The Debentures were placed with two groups of investors. The first group of investors included a number of the same investors who participated in the December 1, 1995 and March 20, 1996 private placements of debt and equity securities: Steel Partners II, L.P., Quota Fund, N.V., Marshall Butler, Kenneth Rind, Hiro Hiranandani, Albert Roth, Long Island Venture Fund, L.P. and LEG Partners SBIC, L.P. This group also included Roland Catalano, Stourbridge Investments, Ltd, Martin and Miriam Knecht, Tradewind Fund, L.P. I and R. F. Lafferty & Co., Inc. Pension Profit Plan. This group received Debentures in exchange for their aggregate investment of $790,000. The second group of investors, led by Fundex Capital Corp., included Sterling Commercial Capital, Inc., First Wall Street SBIC, L.P. and Tappan Zee Capital Corp. (the "Fundex Group"). The Fundex Group invested a total of $750,000 and received a Debenture in the principal amount of $500,000 and a Mortgage Note for $250,000. The Debentures mature June 19, 2001 and earn interest at the prevailing prime rate plus two percentage points. Further, the Debentures received by the investors in the Registrant's December 1, 1995 and March 20, 1996 financing which had maturity dates of December 1, 2000 and March 1, 2001, respectively, were extended to mature on June 19, 2001. The Debentures and Mortgage are subordinate to the Registrant's indebtedness under its revolving credit facility with its existing lending institutions. In addition to the Debentures, each investor received, for each dollar in principal amount of Debentures, warrants to purchase 20 shares of common stock of the Registrant. The Fundex Group also received warrants to purchase an additional 1,250,000 shares of common stock of the Registrant in connection with the Mortgage. The total number of shares issuable upon exercise of such warrants is 27,050,000. The Warrants have an exercise price of $.125 per share and are not exercisable until April 1, 1999.
     As part of the Fundex Group's investment in the Registrant, Ivor Jacobson was elected to the Board of Directors.

ITEM 7.   Exhibits
         4.9   Form of Debenture
         4.10  Form of Warrant
         4.11  Form of Mortgage Note
                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   VTX ELECTRONICS CORP.


                                   By:/s/ Paul Snead, CFO
                                      --------------------


                                   Date: August 15, 1996
                                       -------------------